Exhibit 23A

Consent of Independent Accountants

The Board of Directors
Hanger Orthopedic Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-91506, 33-63191 and 333-90497) of Hanger Orthopedic Group, Inc. and subsidiaries of our report dated March 5, 2004, except for Note C, as to which date is September 14, 2004, relating to the financial statements which appear in this Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2003, of Hanger Orthopedic Group, Inc.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
September 14, 2004